News From

Walgreen Co. Corporate Communications     ●     200 Wilmot Road     ● Deerfield, Ill. 60015     ●     (847) 914-2500

Media Contact:	Tiffani Washington, 847-315-2925
Investor Contact:	Rick Hans, CFA, 847-315-2385
Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreen Co. Reports 6.5 Percent Increase in Fourth Quarter Sales; Adjusted Earnings Per Diluted Share Increase to 57 Cents in Quarter,
Excluding Gain from Sale of Walgreens Health Initiatives; and GAAP Earnings Per Diluted Share Increase to 87 Cents.

●
Fiscal 2011 sales increase 7.1 percent to $72.2 billion, while adjusted earnings per diluted share reach $2.64, excluding after-tax gain from sale of Walgreens Health Initiatives, and GAAP earnings per diluted share reach $2.94

●	Company fills one in five retail prescriptions in America, filling a record 819 million prescriptions in fiscal 2011, an increase of 41 million or 5.3 percent over previous year
●	Completes Rewiring for Growth initiative, exceeding goal of $1 billion in annual cost savings
●	Returns $2.4 billion to shareholders through dividends and share repurchases in fiscal 2011, including significant dividend increase in July and new $2 billion share repurchase program

DEERFIELD, Ill., Sept. 27, 2011 – Walgreen Co. (NYSE, NASDAQ: WAG) today announced strong sales and earnings results for the fourth quarter and fiscal year 2011 ended Aug. 31.

Fourth quarter sales increased 6.5 percent from the prior-year quarter to $18.0 billion. For fiscal year 2011, sales increased 7.1 percent from the prior year to a record $72.2 billion. Total sales in comparable stores (those open more than a year) increased 4.4 percent in the quarter, while front-end comparable drugstore sales increased 4.6 percent in the quarter. Customer traffic in comparable stores increased 1.6 percent for the fourth quarter, while basket size increased 3.0 percent.

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Excluding an after-tax gain of 30 cents per diluted share associated with the company’s sale of its pharmacy benefits management business, Walgreens Health Initiatives, Inc. (WHI), adjusted earnings per diluted share for the fourth quarter increased 16.3 percent to 57 cents, compared with 49 cents per diluted share in the year-ago quarter. This year’s fourth quarter results include the negative impact of 2 cents per diluted share from the company’s acquisition of drugstore.com, inc. and 1 cent per diluted share in restructuring and restructuring-related costs associated with the company’s Rewiring for Growth initiative.  Last year’s fourth quarter results included the negative impact of 4 cents per diluted share related to the acquisition of Duane Reade and 1 cent per diluted share in Rewiring for Growth costs. Including the 30-cent per diluted share after-tax gain on the sale of WHI, net earnings per diluted share determined in accordance with generally accepted accounting principles (GAAP) for the fourth quarter were 87 cents, an increase of 77.6 percent over the prior fiscal year. Adjusted net earnings excluding the after-tax gain on the sale of WHI were $519 million, a 10.1 percent increase from $470 million in the same quarter a year ago, and GAAP net earnings for the fourth quarter were $792 million, and an increase of 68.2 percent over the prior fiscal year.

During fiscal 2011, the company returned $2.4 billion to shareholders through share repurchases and dividends. Cash flow from operations for the fiscal year reached $3.6 billion. In July 2011, the company announced a new $2 billion share repurchase program, its third since October 2009, while increasing its quarterly dividend rate by 28.6 percent.

“Walgreens delivered strong performance and growth for the quarter and the year by continuing our relentless focus on providing convenience and value to consumers, and cost-effective pharmacy, health and wellness solutions to the millions of patients we serve every day,” said Walgreens President and CEO Greg Wasson. “Through constant innovation and effective execution of our key initiatives, we continued to make substantial progress this year in the transformation of Walgreens to become the first choice for health and daily living – meeting the needs of both consumers and patients in today’s challenging economy and changing health care system.”

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Net earnings for fiscal year 2011, adjusted to exclude the after-tax gain on the sale of WHI, were $2.4 billion or $2.64 per diluted share, which includes the impacts of 3 cents per diluted share in costs associated with Rewiring for Growth, 2 cents per diluted share from the acquisition of drugstore.com and 1 cent per diluted share in Duane Reade costs.   Including the after-tax gain on the sale of WHI, net earnings determined in accordance with GAAP for fiscal 2011 were $2.7 billion or $2.94 per diluted share.   In fiscal year 2010, net earnings were $2.1 billion or $2.12 per diluted share, which included 7 cents per diluted share in costs associated with Rewiring for Growth, 6 cents per diluted share in Duane Reade costs and 4 cents per diluted share for the Medicare Part D tax subsidy repeal.

FINANCIAL HIGHLIGHTS
Pharmacy Sales

Prescription sales, which accounted for 65.4 percent of sales in the quarter, climbed 5.7 percent, while prescription sales in comparable stores increased 4.4 percent. The company filled 202 million prescriptions, an increase of 4.0 percent over last year’s fourth quarter. Prescriptions filled in comparable stores increased 3.4 percent in the quarter. The company exceeded by 2.3 percentage points the prescription growth rate of the rest of the industry during the same period as reported by IMS Health.

In fiscal 2011, Walgreens increased its retail prescription market share to 20 percent, filling a record 819 million prescriptions, an increase of 5.3 percent.

Gross Profit Margins

Gross profit margins decreased 0.2 percentage point versus the year-ago quarter to 28.2 as a percentage to sales. Lower front-end margins negatively impacted overall margins in the quarter, while retail pharmacy margins were flat. Total gross profit dollars increased $277 million, or 5.8 percent, in the quarter.

SG&A

Selling, general and administrative expenses in the fourth quarter grew $191 million, or 4.8 percent, over the year-ago period. New store openings represented 2.0 percentage points of the SG&A growth over the year-ago period. Acquisition-related costs and operating SG&A relating to drugstore.com accounted for 1.0 percentage point of the increase. All other expenses, including comparable store (which now include Duane Reade locations) and headquarter expenses, account for the remaining 1.8 percentage point increase over the prior year.

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In the fourth quarter, the company opened or acquired 59 new drugstores compared with 65 in the year-ago quarter. In fiscal 2011, Walgreens added a net gain of 199 new drugstores including 32 acquisitions, on target with its plan to slow organic store growth to between 2.5 and 3.0 percent during the year.

Fiscal Year 2011 Core Strategies and Milestones

Walgreens achieved several key milestones in fiscal 2011 in executing its “plan to win” strategy to enhance – and advance – its pharmacy, health and daily living business:

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In pharmacy and health care, the company developed collaborative relationships with a number of hospitals and health systems aimed at improving patient care and providing greater access to important health care services while lowering costs.  Recently announced coordinated care partnerships include Northwestern Memorial Physicians Group, Johns Hopkins Medical Center, Ochsner Health System in New Orleans and Memorial Health in Jacksonville, Fla. The company is continuing to pursue relationships with more provider networks interested in seeking innovative approaches to reducing total health care costs.

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The company also continued to make significant progress on its initiative to advance community pharmacy – enhancing the patient’s experience, expanding Walgreens scope of services, and improving productivity to lower cost.

■
Walgreens advanced its leadership in providing flu shots and other immunizations, delivering 6.4 million flu shots last year as the company continued to serve as the number-one provider of flu shots other than the federal government.  Teaming with the U.S. Department of Health and Human Services, Walgreens donated more than $10 million worth of flu shots to uninsured and underserved families.

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To enhance its daily living business, the company completed its goal set in 2009 to convert or open 5,500 Walgreens stores to its new Customer Centric Retailing format, providing a fresh new customer experience.

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The company also announced plans to convert or open at least 1,000 “food oasis” stores over the next five years to address the need for greater access to healthy foods in underserved communities across the country, building on its successful 12-store pilot in Chicago.

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In June, Walgreens completed its acquisition of drugstore.com, extending its multi-channel reach to an additional 3 million online customers, forging relationships with new vendors and partners and adding approximately 60,000 health, personal care and beauty products to its online offering.

■
Continuing its focus on investing in core business, also in June the company completed the sale of Walgreens Health Initiatives, Inc., its pharmacy benefit management business, to Catalyst Health Solutions, Inc., for consideration of $525 million, subject to certain adjustments.

■	In addition, the company exceeded its Rewiring for Growth cost reduction goal of $1 billion in annual savings, concluding its three-year restructuring and cost-saving initiative launched in 2008.

“With the substantial progress we’ve made in our transformation this year – expanding our pharmacy, health and wellness scope of services, establishing new partnerships with payers, our commitment to food oases, and providing convenient, multichannel access and best in class customer service – Walgreens is better positioned than ever to become America’s first choice for health and daily living,” Wasson said.  “We are confident that fiscal 2012 will be another great year of progress in our ongoing transformation and commitment to serving consumers and patients where they live and work.”

Express Scripts Update

On June 21, 2011, Walgreens said that contract renewal negotiations with pharmacy benefit manager Express Scripts, Inc., had been unsuccessful, and as a result the company was planning not to be part of the Express Scripts pharmacy provider network as of Jan. 1, 2012.  Since then, there has been no substantive progress in the contract renewal negotiations with Express Scripts. As part of the company’s strategy and plan to move forward without Express Scripts after Dec. 31, 2011, Walgreens is working with a number of partners to explore all options so that their employees and members can continue to have access to Walgreens convenient, cost-effective pharmacy, health and wellness services.

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As of Aug. 31, 2011, Walgreens operated 8,210 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. The company has 7,761 drugstores nationally, including 137 hospital on-site pharmacies. Walgreens also operates worksite health and wellness centers, home care facilities and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the fourth quarter and fiscal year results beginning at 8:30 a.m. eastern time today, Sept. 27. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 11:30 a.m. Eastern time, Sept. 27, through Oct. 4, by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 9704740.

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “outlook,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, changes in economic and market conditions, competition, risks associated with new business areas and activities, changes in vendor, payer and customer relationships, the availability and cost of real estate and construction, risks associated with acquisitions, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations.  These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K which is incorporated herein by reference and in other documents that we file or furnish with the Securities and Exchange Commission.   Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.  Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.  Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	Aug 31,	Aug 31,	Aug 31,	Aug 31,
	2011	2010	2011	2010

Net sales	$17,967	$16,870	$72,184	$67,420

Cost of sales (1)	12,898	12,078	51,692	48,444
Gross Profit	5,069	4,792	20,492	18,976
Selling, general and administrative expenses	4,237	4,046	16,561	15,518
Gain on sale of business	434	-	434	-
Operating Income	1,266	746	4,365	3,458

Interest expense, net	15	18	71	85

Earnings Before Income Tax Provision	1,251	728	4,294	3,373
Income tax provision (2)	459	258	1,580	1,282
Net Earnings	$792	$470	$2,714	$2,091
Net earnings per common share:
Basic	$.88	$.49	$2.97	$2.13
Diluted	$.87	$.49	$2.94	$2.12

Dividends declared	$.2250	$.1750	$.7500	$.5875

Average shares outstanding	900.9	961.3	915.1	981.7
Dilutive effect of stock options	9.8	3.7	9.4	6.2
Average Shares Outstanding Assuming Dilution	910.7	965.0	924.5	987.9

	Percent of Sales		Percent of Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	71.8	71.6	71.6	71.9
Gross Margin	28.2	28.4	28.4	28.1
Selling, general and administrative expenses	23.6	24.0	23.0	23.0
Gain on sale of business	2.4	-	0.6	-
Operating Income	7.0	4.4	6.0	5.1

Interest expense, net	-	0.1	0.1	0.1

Earnings Before Income Tax Provision	7.0	4.3	5.9	5.0
Income tax provision	2.6	1.5	2.1	1.9
Net Earnings	4.4%	2.8%	3.8%	3.1%

(1)
Fiscal 2011 fourth quarter includes a LIFO provision of $60 million versus $61 million in the previous year.
Fiscal 2011 twelve months ended includes a LIFO provision of $208 million versus $140 million in the previous year.

(2)	Fiscal 2010 twelve months ended includes a $43 million deferred tax charge due to the repeal of the tax benefit for the Medicare Part D retiree health benefit subsidy.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Aug 31,	Aug 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$1,556	$1,880
Accounts receivable, net	2,497	2,450
Inventories	8,044	7,378
Other current assets	225	214
Total Current Assets	12,322	11,922
Non-Current Assets:
Property and Equipment, at cost, less
accumulated depreciation and amortization	11,526	11,184
Goodwill	2,017	1,887
Other non-current assets	1,589	1,282
Total Non-Current Assets	15,132	14,353
Total Assets	$27,454	$26,275
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$13	$12
Trade accounts payable	4,810	4,585
Accrued expenses and other liabilities	3,075	2,763
Income taxes	185	73
Total Current Liabilities	8,083	7,433

Non-Current Liabilities:
Long-term debt	2,396	2,389
Deferred income taxes	343	318
Other non-current liabilities	1,785	1,735
Total Non-Current Liabilities	4,524	4,442
Shareholders' Equity	14,847	14,400
Total Liabilities and Shareholders' Equity	$27,454	$26,275

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Twelve Months Ended Aug 31,
	2011	2010

Cash flows from operating activities:
Net earnings	$2,714	$2,091
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	1,086	1,030
Gain on sale of business	(434)	-
Deferred income taxes	132	63
Stock compensation expense	135	84
Other	53	60
Changes in operating assets and liabilities -
Accounts receivable, net	(243)	124
Inventories	(592)	(307)
Other assets	(24)	50
Trade accounts payable	384	167
Accrued expenses and other liabilities	218	262
Income taxes	102	10
Other non-current liabilities	112	110
Net cash provided by operating activities	3,643	3,744

Cash flows from investing activities:
Purchases of short-term investments – held to maturity	-	(3,000)
Proceeds from short-term investments – held to maturity	-	3,500
Investment in restricted cash	(191)	-
Additions to property and equipment	(1,213)	(1,014)
Proceeds from sale of assets	79	51
Business and intangible asset acquisitions, net of cash received	(630)	(779)
Proceeds from sale of business	442	-
Other	(12)	(32)
Net cash used for investing activities	(1,525)	(1,274)

Cash flows from financing activities:
Payments of debt	(17)	(576)
Stock purchases	(2,028)	(1,756)
Proceeds related to employee stock plans	235	233
Cash dividends paid	(647)	(541)
Other	15	(37)
Net cash used for financing activities	(2,442)	(2,677)

Changes in cash and cash equivalents:
Net decrease in cash and cash equivalents	(324)	(207)
Cash and cash equivalents at beginning of year	1,880	2,087
Cash and cash equivalents at end of year	$1,556	$1,880

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WALGREEN CO. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

       The following information provides reconciliations of the non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided these non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.  These non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the $434 million gain ($273 million after-tax) on the sale of its Walgreens Health Initiatives (WHI) pharmacy benefits management business and believes that the non-GAAP financial measures presented provide additional perspective relating to trends in the company’s historical operating results.  These non-GAAP financial measures should not be considered superior to or as a substitute for, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

(dollars in millions, except per share amounts)

	Three Months Ended		Percentage
	Aug. 31, 2010	Aug. 31, 2011	Change
Net earnings (GAAP)	$470	$792	68.2%
Less: After-tax gain on sale of WHI business	N/A	(273)
Adjusted net earnings	N/A	$519	10.1	% *

Net earnings per diluted share (GAAP)	$0.49	$0.87	77.6%
Less: Per share impact of after-tax gain on sale of WHI business	N/A	(0.30)
Adjusted net earnings per diluted share	N/A	$0.57	16.3	% *

	Twelve Months Ended		Percentage
	Aug. 31, 2010	Aug. 31, 2011	Change
Net earnings (GAAP)	$2,091	$2,714	29.8%
Less: After-tax gain on sale of WHI business	N/A	(273)
Adjusted net earnings	N/A	$2,441	16.7	% *

Net earnings per diluted share (GAAP)	$2.12	$2.94	38.7%
Less: Per share impact of after-tax gain on sale of WHI business	N/A	(0.30)
Adjusted net earnings per diluted share	N/A	$2.64	24.5	% *

*  Percentage change in adjusted net earnings and adjusted net earnings per diluted share represents, in each case, change from fiscal 2010 GAAP measure to fiscal 2011 adjusted measure.

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